Exhibit 99.1

Press Release	Source: Matria Healthcare, Inc.

Matria Healthcare Exceeds Fourth Quarter Expectations and Reports Record EPS Growth from Continuing Operations of 79% for the Year

 Tuesday February 22, 8:07 pm ET

Company Reports Post Split EPS From Continuing Operations of $0.23 for the Fourth Quarter and $0.70 for the Year

MARIETTA, Ga., Feb. 22 /PRNewswire-FirstCall/ — Matria Healthcare, Inc. (Nasdaq: MATR — News) today announced financial results for the fourth quarter and year ended December 31, 2004.

On February 4, 2005, the Company effected a stock split in the form of a stock dividend at the rate of one additional share of Common Stock for each two issued and outstanding shares of Common Stock. The effect of the stock split is reflected for all periods presented.

Parker H. “Pete” Petit, Chairman and Chief Executive Officer, commented, “We have made some exciting transitions in 2004. First, the earnings growth of 79% was quite significant. Also, our divestiture in June and the resulting strengthening of our balance sheet will provide significant flexibility in our future. Our disease management business continues to grow very rapidly with Matria becoming a leader in the employer sector. All of our Health Enhancement operations performed well during the year, and Women’s Health showed a 3% growth in the 4th Quarter. We believe Matria is well positioned to continue to grow our earnings in 2005 at an excellent rate.”

FOURTH QUARTER RESULTS

Revenues for the fourth quarter of 2004 increased 18% to $79.2 million, compared with $67.2 million in the fourth quarter of 2003. Earnings from continuing operations for the fourth quarter of 2004 increased by 83% to $4.2 million, or $0.23 per diluted common share, compared with $2.3 million, or $0.14 per diluted common share, in the 2003 fourth quarter.

On June 30, 2004, the Company divested its Pharmacy and Supplies business. The fourth quarter 2004 loss from discontinued operations, primarily related to this divested business, was $2.6 million, or $0.12 per diluted common share, due mainly to a charge for an accounts receivable reserve and collection costs resulting from the Company’s decision to terminate its internal collection activities and outsource this function to an external collection service. In future periods, the Company expects minimal expenses and earnings impact related to the accounts receivable retained from the sale of the Company’s Pharmacy and Supplies business. Including the loss from discontinued operations, the fourth quarter of 2004 net earnings were $1.6 million or $0.11 per diluted common share, compared with net earnings of $2.1 million, or $0.13 per diluted common share, in the fourth quarter of 2003.

Revenues for the Company’s Health Enhancement segment increased by 26% to $55.2 million in the fourth quarter of 2004, compared with $43.9 million in the fourth quarter of 2003. The Health Enhancement segment is comprised of the Company’s disease management business, its foreign diabetes service operation and Facet Technologies, the Company’s diabetes product design, development and assembly operation. Revenues for the disease management component increased 36% to $14.4 million in the fourth quarter of 2004, compared with $10.6 million in the fourth quarter of 2003. Fourth quarter 2004 revenues for the foreign diabetes business increased 18% to $17.9 million, compared with $15.1 million in fourth quarter 2003, and Facet Technologies’ revenues in the fourth quarter of 2004 increased 26% to $22.9 million, compared with $18.2 million in the prior year’s fourth quarter.

Fourth quarter of 2004 revenues for the Women’s and Children’s Health segment grew by 3% to $24.1 million, compared with revenues of $23.3 million in the fourth quarter of 2003. This business segment is comprised of the Company’s obstetrical home care clinical services and maternity disease management services.

FULL YEAR RESULTS

For the year ended December 31, 2004, revenues increased 17% to $294.4 million, compared with $252.3 million, in the same period of 2003.

The results for the year ended December 31, 2004, include the effects of certain unusual items incurred by the Company in the second quarter of 2004. These unusual items primarily consist of a gain that was reflected in earnings from discontinued operations of $51.8 million, or $30.9 million, net of taxes, resulting from the sale of the Pharmacy and Supplies business. The unusual items reflected in continuing operations for this year consist of charges of $23.8 million, or $14.7 million, net of taxes, resulting primarily from the retirement of $120 million in aggregate principal amount of the Company’s 11% Senior Notes.

Excluding these unusual items, earnings from continuing operations for the year ended December 31, 2004, increased by 92% to $11.5 million, or $0.70 per diluted common share, compared with $6.0 million, or $0.39 per diluted common share, in 2003. Excluding these unusual items, the loss from discontinued operations for the year ended December 31, 2004, was $658,000, or $0.04 per diluted common share. Excluding these unusual items, net earnings for the year ended December 31, 2004, increased by 48% to $10.8 million, or $0.66 per diluted common share, compared with $7.3 million, or $0.47 per diluted common share, in 2003.

Including the above unusual items, for the year ended December 31, 2004, net earnings were $27.1 million, or $1.74 per diluted common share, loss from continuing operations was $3.2 million, or $0.21 per diluted common share, and earnings from discontinued operations were $30.3 million, or $1.95 per diluted common share.

The effects of the unusual items in earnings per diluted share for the year ended December 31, 2004 are summarized as follows:

	EPS Before	EPS From		EPS As
	Unusual Items	Unusual Items		Reported
Continuing Operations	$0.70	$(0.91	) (a)	$(0.21)
Discontinued Operations	$(0.04)	$1.99	(b)	$1.95
Total Operations	$0.66	$1.08		$1.74

(a) Primarily consists of loss on retirement of 11% Senior Notes

(b) Primarily consists of gain on sale of business

For the full year 2004, revenues for the Health Enhancement segment increased by 28% to $201.6 million, compared with $158 million in 2003. Full year 2004 revenues for the disease management component increased by 80% to $52.4 million, compared with $29.1 million in 2003; revenues for the foreign diabetes business in 2004 grew by 19% to $63.6 million, compared with 2003 revenues of $53.2 million; and Facet Technologies’ 2004 revenues increased by 13% to $85.7 million, compared to $75.9 million in 2003. Full year 2004 revenues for the Women’s and Children’s Health segment were $92.8 million compared to $94.4 million in 2003.

Matria also reported that the current covered lives included in its disease management programs were 29.8 million at December 31, 2004. At the end of 2003, the Company reported 14.2 million covered lives, and at the end of 2002, the Company had 7.2 million covered lives in its disease management programs.

FIRST QUARTER GUIDANCE

The Company reaffirmed its first quarter of 2005 guidance of revenue expectations to be between $77 million and $79 million and earnings per diluted share from continuing operations to be in the range of $0.20 to $0.22.

A listen-only simulcast and replay of Matria Healthcare’s fourth quarter and year end conference call will be available on-line at the Company’s website at http://www.matria.com or at http://www.fulldisclosure.com on February 23, 2005, beginning at 10:30 a.m. Eastern time.

ABOUT MATRIA HEALTHCARE

Matria Healthcare is a leading provider of comprehensive disease management programs to health plans and employers. Matria manages the following major chronic diseases and episodic conditions — diabetes, cardiovascular diseases, respiratory diseases, high-risk obstetrics, cancer, chronic pain and depression. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on-line at http://www.matria.com .

SAFE HARBOR STATEMENT

This press release contains forward-looking statements. Such statements include, but are not limited to, the Company’s financial expectations for the first quarter of 2005, and growth expectations for 2005, the expense and earnings impact related to accounts receivable from discontinued operations in future periods, the impact of the strengthening of the Company’s balance sheet and the continuation of the rapid growth of the Company’s disease management business. These statements are based on current information and belief and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the Company’s inability to achieve its financial expectations for the first quarter and full year 2005, the possibility that continued demand for the Company’s disease management-related programs will diminish or not continue to grow, failure of the Company’s disease management business to generate growth in revenues and earnings, unanticipated expenses and earnings impact related to accounts receivable from discontinued operations, failure to gain flexibility from the strengthening of the Company’s balance sheet, failure to achieve the revenue expectations for the Company’s newly awarded business, delays or problems in implementation or management of new disease management contracts, failure to expand relationships with pharmaceutical companies or to generate revenues from any such alliances, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria’s business, the Company’s inability to grow profitably through acquisitions and the risk factors detailed from time to time in Matria’s periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria’s Annual Report on Form 10-K for the year ended December 31, 2003. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MATRIA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$79,211	$67,175	$294,382	$252,323

Cost of revenues	45,411	39,357	169,745	148,067
Selling and administrative expenses	26,129	21,267	95,698	77,936
Provision for doubtful accounts	862	(266)	2,550	3,413
Amortization of intangible assets	50	75	200	300
Operating earnings from continuing operations	6,759	6,742	26,189	22,607
Interest expense, net	(1,100)	(3,393)	(9,793)	(13,842)
Other income, net	714	680	939	1,466
Loss on retirement of senior notes	—	—	(22,886)	—

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Earnings (loss) from continuing operations before income taxes	6,373	4,029	(5,551)	10,231
Income tax benefit (expense)	(2,218)	(1,759)	2,337	(4,221)
Earnings (loss) from continuing operations	4,155	2,270	(3,214)	6,010

Discontinued Operations:
Earnings (loss) from discontinued operations, net of tax	(728)	(204)	(658)	1,296
Gain (loss) on disposal of discontinued operations, net of tax	(1,861)	—	30,938	—
Earnings (loss) from discontinued operations	(2,589)	(204)	30,280	1,296

Net earnings	$1,566	$2,066	$27,066	$7,306

Net earnings (loss) per common share:
Basic:
Continuing operations	$0.26	$0.15	$(0.21)	$0.40
Discontinued operations	(0.16)	(0.01)	1.95	0.08
	$0.10	$0.14	$1.74	$0.48

Diluted:
Continuing operations	$0.23	$0.14	$(0.21)	$0.39
Discontinued operations	(0.12)	(0.01)	1.95	0.08
	$0.11	$0.13	$1.74	$0.47

Weighted average shares outstanding:
Basic	15,741	15,264	15,520	15,198
Diluted	21,056	15,810	15,520	15,542

MATRIA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$41,208	$9,008
Trade accounts receivable, net	45,603	37,274
Inventories	25,200	22,261
Other receivables	3,678	28,888
Net assets of discontinued operations sold	—	37,559
Prepaid expenses and other current assets	13,853	10,290
Total current assets	129,542	145,280

Property and equipment, net	22,881	19,228
Intangible assets, net	135,309	134,315
Deferred income taxes	11,704	26,524
Other assets	5,046	8,135
	$304,482	$333,482

	December 31,	December 31,
	2004	2003
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current installments of long-term debt and obligations under capital leases	$865	$803
Accounts payable, principally trade	31,202	40,977
Other accrued liabilities	21,566	41,339
Total current liabilities	53,633	83,119

Long-term debt and obligations under capital leases, excluding current installments	85,751	121,005
Other long-term liabilities	5,438	5,811
Total liabilities	144,822	209,935

Shareholders’ equity	159,660	123,547
	$304,482	$333,482

MATRIA HEALTHCARE, INC.
RECONCILIATION OF NET EARNINGS TO EARNINGS FROM CONTINUING OPERATIONS
EXCLUDING UNUSUAL ITEMS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net earnings	$1,566	$2,066	$27,066	$7,306
Less (gain) loss on disposal of discontinued operations, net of tax	1,861	—	(30,938)	—
Add loss on retirement of senior notes, net of tax	—	—	14,144	—
Add additional interest due to timing of retirement of senior notes, net of tax	—	—	371	—
Add restructuring charges, net of tax	—	—	165	—
Net earnings, excluding unusual items	3,427	2,066	10,808	7,306
Less (earnings) loss from discontinued operations	728	204	658	(1,296)
Earnings from continuing operations, excluding unusual items	$4,155	$2,270	$11,466	$6,010

Net earnings (loss) per common share, as reported:
Basic:
Continuing Operations	$0.26	$0.15	$(0.21)	$0.40
Discontinued Operations	(0.16)	(0.01)	1.95	0.08
	$0.10	$0.14	$1.74	$0.48
Diluted:
Continuing Operations	$0.23	$0.14	$(0.21)	$0.39
Discontinued Operations	(0.12)	0.01	1.95	0.08
	$0.11	$0.13	$1.74	$0.47
Net earnings (loss) per common share, excluding unusual items:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Basic:
Continuing Operations	$0.26	$0.15	$0.74	$0.40
Discontinued Operations	(0.04)	(0.01)	(0.04)	0.08
	$0.22	$0.14	$0.70	$0.48
Diluted:
Continuing Operations	$0.23	$0.14	$0.70	$0.39
Discontinued Operations	(0.03)	(0.01)	(0.04)	0.08
	$0.20	$0.13	$0.66	$0.47

Shares used in calculating net earnings (loss) per share, excluding unusual items:
Weighted average shares outstanding, basic	15,741	15,264	15,520	15,198
Shares issuable from assumed exercise of options and redemption of contingently convertible debt	5,315	546	2,943	344
Weighted average shares outstanding, diluted	21,056	15,810	18,463	15,542

Source: Matria Healthcare, Inc.